Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:
Cardima, Inc.	Investor Relations Group
Gabe Vegh	Gino De Jesus
Chief Executive Officer	John Nesbett
(510) 354-0300	(212) 825-3210
www.cardima.com

IMMEDIATE RELEASE

Cardima Secures $2 Million Financing

Initial Bridge Loan Satisfies All Outstanding Obligations To Agility Capital

FREMONT, CA. August 15, 2005 – Cardima, Inc. (OTC: CRDM), developer of the REVELATION® Tx, REVELATION® T-Flex and REVELATION® Helix microcatheter systems for the treatment of atrial fibrillation (AF), entered into a Loan Facility Term Sheet with Apix International Limited (“Apix”) pursuant to which Cardima expects to receive up to $2 million in new financing .

In accordance with the Term Sheet, which was executed on August 12, 2005, Cardima received an initial $500,000 in bridge financing. A portion of the proceeds of the bridge financing were used to retire the Company’s outstanding secured loan agreement with Agility Capital, LLC (Agility). Specifically, by way of letter dated August 11, 2005, Agility confirmed receipt of $360,220.95 with a per diem interest of $179.94, as payment in full for the outstanding Loan and Security Agreement dated May 27, 2005, satisfying in full all outstanding obligations under this agreement. The remainder of the proceeds of the bridge financing will be utilized for working capital.

The bridge financing is evidenced by a promissory note and is secured by a first lien on all of Cardima’s assets and intellectual property.

The Term Sheet provides that Cardima will receive an additional $500,000 upon successful execution of the loan agreement, which is anticipated to be completed by August 28, 2005. The remaining $1 million of financing is expected to be advanced to Cardima in two tranches of $500,000 each available on or before September 12, 2005 and October 12, 2005, respectively, based on the Company’s monthly accordance with Apix’s approved budget.

All of the funds to be provided by Apix will bear interest at a rate of 10 percent per annum, will be evidenced by a Loan Agreement and will be secured by a first lien on all of the Company’s assets and intellectual property. The financing is anticipated to be convertible into shares of Cardima’s common stock at a rate of $0.10 per share. The financing facility has a term of 3 months ending on November 12, 2005. The Company is subject to certain reporting covenants such as the timely filing of financial reports with the Securities and Exchange Commission, monthly financial reporting deadlines and collateral reporting.

Additional details about these events can be found in the Form 8-K to be filed by Cardima Inc. with the Securities and Exchange Commission on August 16, 2005.

About Cardima

Cardima, Inc. has developed the REVELATION Tx, REVELATION T-Flex and REVELATION Helix linear ablation microcatheters, the NAVIPORT deflectable guiding catheters, and the INTELLITEMP energy management system for the minimally invasive treatment of atrial fibrillation (AF. The REVELATION Tx, REVELATION T-Flex and REVELATION Helix systems and the INTELLITEMP have received CE Mark approval in Europe. The Company has also developed and obtained approval for in the USA a Surgical Ablation System, which targets market application by cardiac surgeons to ablate cardiac tissue during heart surgery using radio frequency (RF) energy.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by such forward-looking statements. Potential risks and uncertainties include the uncertainties associated with the prospects for FDA approval of our premarket approval application for the REVELATION Tx, including the ramifications of our recent meeting with the FDA, the prospect for any future clinical trials or regulatory activities, the Company’s ability to obtain funding under the Agility loan facility, the risks associated with the Agility loan facility’s restrictive covenants, security interest, fee provisions and other terms and conditions, the risk that the Company will not be able to raise additional capital in the immediate term as needed to continue operations and the risk that we will be unable to secure a strategic transaction involving the Surgical Ablation System. Additional risks and uncertainties are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, the Company’s Quarterly Report on Form 10-Q for the first quarter ended March 31, 2005, and in the Company’s subsequent SEC filings. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company’s plans or expectations.